AGREEMENT AND PLAN OF MERGER

among

GEOS COMMUNICATIONS, INC.,

DUO GUO ACQUISITION, INC.,

D MOBILE, INC.,

and

JONATHAN SERBIN

Dated as of February 12, 2010

TABLE OF CONTENTS

Page

(i)

(ii)

Exhibits:

Exhibit A	Definitions
Exhibit B	Company Capitalization; Merger Consideration
Exhibit C	Form of Parent Warrants
Exhibit D	Preferred Stock Designation
Exhibit E	Form of Serbin Employment Agreement
Exhibit F	Securityholder Consent
Exhibit G	Option Repurchase and Cancellation Agreement
Exhibit H	Form of Lock Up and Release Agreement
Exhibit I	Press Release

(iii)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 12, 2010 is by and among D Mobile, Inc., a Delaware corporation (the “Company”), Jonathan Serbin (“Serbin”), Geos Communications, Inc., a Washington corporation (“Parent”), and Duo Guo Acquisition, Inc. a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the board of directors of Parent, as the sole stockholder of Merger Sub, and the respective boards of directors of Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the “Merger”) in accordance with the Delaware General Corporation Law (“DGCL”) and the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1               Definitions.  Certain terms used in this Agreement are defined in Exhibit A attached hereto.

ARTICLE II
The Merger, Effective Time; Merger Consideration

Section 2.1               The Merger.  Subject to the terms and conditions hereof and in accordance with the DGCL, at the Effective Time:

(a)           The Company shall be merged with and into Merger Sub and the separate existence of the Company shall cease.

(b)           Merger Sub, as the surviving corporation in the Merger (the “Surviving Corporation”), (A) shall be a wholly-owned subsidiary of Parent, (B) shall continue its corporate existence under the laws of the State of Delaware, and (C) shall succeed to all public and private rights, privileges, powers, assets, liabilities and obligations of the Company and Merger Sub in accordance with the DGCL.

(c)           The Certificate of Incorporation and Bylaws of Merger Sub, in effect immediately prior to the Effective Time, shall remain the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(d)           The directors of the Surviving Corporation shall be Andrew L. Berman, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(e)           The officers of the Surviving Corporation shall be Andrew L. Berman as President and Richard F. Dahlson as Secretary, each to hold office in accordance with the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

(f)           The Merger shall have all the effects provided by applicable law.

Section 2.2               Effective Time of the Merger.  As soon as practicable after the Closing Date, the parties shall cause the Merger to be consummated by filing the appropriate documents with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Certificate of Merger”).  The Merger shall become effective at 11:59 p.m. on the day of filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL or such later date or time agreed upon by Parent and the Company and set forth therein (the “Effective Time”) ..

Section 2.3               Treatment of Notes.

(a)           As a condition of the Closing, at the Closing, the PHL Note shall be exercised and converted into the right to receive the Merger Consideration set forth opposite PHL’s name under the heading “Stock” on Exhibit B attached hereto, and thereafter the PHL Note shall be cancelled.

(b)           Immediately prior to the Closing and in accordance with the terms of the Convertible Notes, the Convertible Notes shall automatically convert into shares of Company Common Stock and the right to receive the Merger Consideration set forth opposite the Convertible Note holders’ names under the heading “Convertible Notes” on Exhibit B.

Section 2.4               Treatment of Company Warrants.  As a condition of the Closing, at the Closing, each of the Company Warrants shall be converted into the right to receive the portion of the Warrant Consideration set forth opposite each Company Warrant Holder’s name on Exhibit B and thereafter the obligation of the Company to issue such Company Warrants shall be cancelled.  The Company and the Company Warrant Holders shall take such actions as may be required to facilitate the foregoing.

Section 2.5               Treatment of Company Options. The Company Options shall be deemed to have been repurchased by the Company, at a repurchase price of $4.45 per share of the Company Common Stock that would have been issued upon exercise of the Company Options if they had been issued, and each Company Option Holder shall have the right to receive the repurchase price, in cash, as set forth opposite each Company Option Holder’s name on Exhibit B and thereafter the obligation of the Company to issue such Company Options shall be cancelled.  The Company and Company Option Holders shall take such actions, including amending the agreements, as may be required to facilitate the foregoing.

Section 2.6               Aggregate Merger Consideration.

(a)           Security Consideration.  Exhibit B lists the Company Common Stock, Company Series A Preferred Stock, Company Warrants, Company Options and the PHL Note (collectively, the “Company Securities”) outstanding or issuable on the date of this Agreement, the Securityholders who own or have a right to receive the Company Securities and the percentage of the Merger Consideration to be received by each Securityholder.  The aggregate consideration to be received by the Securityholders in connection with the Merger shall be the following, subject to reduction in accordance with Sections 2.6(b) and 2.8 (collectively, the “Merger Consideration”):

(i)           Preferred Stock Consideration.  4,125.79 shares of Series G Convertible Preferred Stock, no par value per share (“Parent Preferred Stock”) of Parent (the “Preferred Stock Consideration”).

(ii)           Warrant Consideration. Warrants, in substantially the form attached hereto as Exhibit C (the “Parent Warrants”), to purchase 753.01 shares of Parent Preferred Stock  (the “Warrant Consideration”).

(b)           Cancellation of the Company Note.  The number of shares of Parent Preferred Stock issuable as the Merger Consideration has been reduced by 121.20 shares of Parent Preferred Stock as provided in Section 2 of that certain Convertible Promissory Note dated as of December 22, 2009 issued by the Company in favor of Parent (the “Company Note”), which number of shares was determined on the basis of the dollar amount of principal and accrued but unpaid interest on the Company Note as of the Closing Date, divided by $0.50.

Section 2.7               Fractional Shares.  Fractional shares of Parent Preferred Stock or Parent Warrants to purchase fractional shares of Parent Preferred Stock may be issued as Merger Consideration.

Section 2.8               PHL Option Holdback. Notwithstanding anything to the contrary in this Agreement, Parent shall withhold from the Preferred Stock Consideration 177.53 shares of Parent Preferred Stock (the “PHL Option Holdback”) to satisfy the conversion provisions of the convertible note (the “Second PHL Note”) which PHL has the option to purchase pursuant to Section 4 of that certain Subscription and Purchase Agreement, dated October 2009, by and between the Company and PHL.  In the event that PHL purchases the Second PHL Note and exercises the conversion provisions thereof on or before the earlier of payment in full of the Second PHL Note and October 1, 2013 (the "Option Expiration Date"), Parent will release to PHL a number of shares of Parent Preferred Stock equal to the product of the PHL Option Holdback multiplied by the percentage of the Second PHL Note converted.  To the extent that PHL does not exercise its option to purchase the Second PHL Note on or before October 1, 2010 or the Second PHL Note is not fully converted on or before the Option Expiration Date,  the Parent Preferred Stock held back pursuant to this Section 2.8 shall be released to Parent for distribution to the Securityholders as Preferred Stock Consideration.  Notwithstanding anything to the contrary set forth in this Agreement, 35.51 shares of the PHL Option Holdback shall be subject to Section 2.9 below and the PHL Option Holdback shall be reduced pro rata for any amounts the Indemnification Holdback is reduced by Final Claim Amounts.

Section 2.9           Indemnification Holdback.  Notwithstanding anything to the contrary in this Agreement:

(a)           Parent shall initially withhold twenty percent (20%) of the Merger Consideration, which is 845.63 shares of Parent Preferred Stock and Parent Warrants to purchase 154.33 shares Parent Preferred Stock (collectively, the “Indemnification Holdback”).

(b)           If a Parent Indemnitee determines in good faith that it is entitled to indemnification for Damages pursuant to Article IX below, Parent shall deliver to Serbin a written request for the payment of the amount of such Damages (a “Payment Request”), which Payment Request shall identify in reasonable detail the facts and circumstances with respect to the subject matter of such Damages, the section of this Agreement for which indemnification is sought and the amount and method of computing the amount of Damages.  Within twenty (20) days after Serbin receives a Payment Request, Serbin shall deliver to Parent a written notice (a “Response Notice”) stating whether or not Serbin objects to the payment of all or any portion of the Damages amount set forth in the Payment Request.  In the event Serbin does not deliver a Response Notice within twenty (20) days after receipt of a Payment Request, Serbin will be deemed not to have objected to any portion of the Damages amount set forth in the Payment Request and Parent shall deduct such Damages amount from the Indemnification Holdback pursuant to Section 2.9(c) below.  Parent will be prohibited from deducting any Damages amount in dispute as set forth in the Response Notice, unless (i) Serbin delivers a written notice (an “Amended Response Notice”) to Parent stating he has withdrawn the objection with respect to all or any part of the objections set forth in the Response Notice, or (ii)  Parent delivers to Serbin a copy of a final, non-appealable order of a court of competent jurisdiction (a “Final Order”) determining that the Parent Indemnitee is entitled to payment of such Damages amount under this Agreement.  Upon receipt of an Amended Response Notice from Serbin or a Final Order not appealed and bonded, as applicable, Parent shall thereafter act in accordance with Section 2.9(c) below.

(c)           If Parent has received a Response Notice (or fails to receive a Response Notice as specified above) or an Amended Response Notice or has obtained a Final Order, and if such Response Notice (or Payment Request in the event Parent has not received a Response Notice as specified above), Amended Response Notice or Final Order indicates that a Parent Indemnitee is entitled to payment in respect of all or any portion of Damages amount set forth in a Payment Request, then Parent may deduct from the Indemnification Holdback an amount equal to the amount due to the Parent Indemnitee as indicated in such Response Notice (or Payment Request in the event Parent has not received a Response Notice as specified above), Amended Response Notice, or Final Order (the “Final Claim Amount”) as calculated in accordance with Section 2.9(c) below and such amount will be deducted from the Merger Consideration.  If such Response Notice, Amended Response Notice or Final Order indicates that the Parent Indemnitee is not entitled to all or any portion of the Damages amount set forth in the Payment Request, then Parent shall not deduct such shares from the Indemnification Holdback until such amounts are distributed to any Parent Indemnitee in respect of another Payment Request pursuant to this Section 2.9 or, subject to Section 2.9(e), the Indemnification Expiration Period.

(d)           For purposes of determining the number of shares of Parent Preferred Stock or Parent Warrants to be deducted from the Indemnification Holdback pursuant to this Section 2.9, Parent shall divide the amount of the Damages to be paid in accordance with Section 2.9 by $1,000 (the “Stated Value”).  Each share of Parent Preferred Stock and each share of Parent Preferred Stock underlying the Parent Warrants shall have a value of $1,000.  For purposes of delivery, for each $1,000 of Damages, Parent shall deduct .85 shares of Parent Preferred Stock and .15 Parent Warrants from the Indemnification Holdback (or such pro rata portion thereof for amounts less than $1,000.

(e)           If the outstanding shares of Parent Preferred Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Parent or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation, whether or not Parent is the surviving corporation, then Parent shall be obligated to substitute for the Parent Preferred Stock the number and kind of shares of stock or other securities into which each outstanding share of Parent Preferred Stock shall be so changed.  In the event a contingency described in this subsection occurs, the Stated Value shall be appropriately adjusted in a manner as agreed by Parent and Serbin within 30 days of such event.

(f)           Promptly (i) after nine months following the Closing Date (the “First Release Date”), Parent shall distribute to the Securityholders as Merger Consideration an amount equal to 50% of the initial  Indemnification Holdback less the amount of Merger Consideration previously deducted by parent as a Final Claim Amount, which Merger Consideration, if any, to be distributed shall be in the same Parent Preferred Stock to Parent Warrant ratio as set forth in subsection (c) above and (ii) after August 15, 2011 (the “Indemnification Expiration Date”), Parent shall distribute the remainder of the Indemnification Holdback (the “Indemnification Final Distribution Amount”) to the Securityholders as Merger Consideration; provided, however, that in the event that prior to the First Release Date or the Indemnification Expiration Date, Parent delivers a Payment Request to Serbin seeking indemnification for Damages (a “Pending Claim”) and such Pending Claim is unresolved as of the First Release Date or the Indemnification Expiration Date, Parent shall not distribute, and will continue to hold pursuant to this Agreement, that number of shares of Parent Preferred Stock or Parent Warrants pursuant to the Indemnification Holdback having a value equal to the Damages amount sought with respect to such Pending Claim that is unresolved, which Parent Preferred Stock and Parent Preferred Stock underlying the Parent Warrants shall be valued at the Stated Value (the “Reserved Stock”).  Parent shall continue to holdback the Reserved Stock following the First Release Date or Indemnification Expiration Date, as applicable, pending resolution of the applicable Pending Claim and, upon resolution of the applicable Pending Claim, shall either (i) deduct such Reserved Stock in whole or in part from the Indemnification Holdback payable to the Securityholders as appropriate following resolution of the applicable Pending Claim in accordance with Section 2.9, or (ii) distribute as Merger Consideration to Securityholders pursuant to this Agreement.  In the event that (i) Serbin or Parent delivers to the other a Final Order that determines or provides that the Parent Indemnitees are or are not, as the case may be, entitled to payment or reimbursement of some or all of the Damages requested in any Pending Claim, or (ii) Parent and Serbin jointly agree in writing that the Parent Indemnitees are or are not, as the case may be, entitled to some or all of the Damages requested in any Pending Claim, Parent will disburse the Reserved Stock or portion thereof held in respect of the Damages subject to such Pending Claim to the Securityholders pursuant to the Merger Agreement or the Parent Indemnitees, in each case, as specified in such Final Order or written agreement.  At such time after the Indemnification Expiration Period as all Pending Claims have been finally resolved in accordance with Section 2.9 and there remains any Reserved Stock, all remaining Reserved Stock shall be delivered by Parent to the Securityholders pursuant to this Agreement as Merger Consideration.  A Pending Claim shall be considered to be resolved at such time as (1) either Parent or Serbin delivers to the other a Final Order determining the extent, if any, to which the Parent Indemnitee is entitled to indemnification under Article IX below for the Damages pursuant to such Pending Claim, or (2) Parent and Serbin agree in writing that such Pending Claim has otherwise been resolved, which such written agreement indicates the extent, if any, to which the Parent Indemnitee is entitled to indemnification under Article IX below for the Damages pursuant to such Pending Claim.

Section 2.10             Conversion and Cancellation of Securities.  At the Effective Time:

(a)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Consideration set forth across from the name of each Company Common Stockholder on Exhibit B.

(b)           Company Series A Preferred Stock.  Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Consideration set forth across from the name of each Company Series A Preferred Stockholder on Exhibit B.

(c)           Treasury Shares.  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of any Person, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

(d)           Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

Section 2.11           Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer shall thereafter be made.  From and after the Effective Time, the holders of certificates evidencing ownership of Company Common Stock and Company Series A Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect to such securities, except as otherwise provided for in this Agreement or in accordance with any Legal Requirements.

ARTICLE III
Representations and Warranties of the Company

The Company represents and warrants, on behalf of itself and its Subsidiary, to Parent and Merger Sub that the representations and warranties set forth below are true and correct as of the date hereof and will be true and correct through the Closing Date.  The Disclosure Schedules referenced in this ARTICLE III are contained in the Company Disclosure Schedules of even date herewith delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedules”).

Section 3.1               Organization and Good Standing; Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization or incorporation, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, and, with respect to the Company, to execute and deliver the Transaction Documents and to consummate the Transactions.  Each of the Company and its Subsidiaries is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions and any assumed names are listed in Section 3.1 of the Company Disclosure Schedules, except where the failure to be qualified or licensed would not have a Material Adverse Effect on the Company or its Subsidiaries.

Section 3.2               Capitalization.

(a)           The authorized capital stock of the Company consists of 1,500,000 shares of Company Common Stock, of which 804,761 shares are issued and outstanding, and 500,000 shares of Company Preferred Stock, of which 5,714 shares have been designated Company Series A Preferred Stock, and all of which shares of Series A Preferred Stock are issued and outstanding, and no shares of Company Common Stock or Company Series A Preferred Stock are held in the treasury of the Company.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.  No shares of Company Common Stock or Company Series A Preferred Stock are held in the treasury.  Except for the Company Securities and as set forth in Section 3.2(a) of the Company Disclosure Schedules, there are outstanding (A) no shares of capital stock or other voting securities of the Company; (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; (C) no options, warrants, calls, rights, commitments, agreements or understanding of any character, whether written or oral, express or implied, to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any of the foregoing.  No shares of capital stock of the Company have been issued or disposed of in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirements or in violation of any preemptive rights.  All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.

(b)           The Company has agreed to issue Company Options to acquire an aggregate of 716 shares of Company Common Stock with each such Option having the per share exercise price set forth in Section 3.2(b) of the Company Disclosure Schedules.  Section 3.2(b) of the Company Disclosure Schedules sets forth a complete list, including name, address (residential for individuals) and tax identification number, of each of the Company Option Holders and the number of Company Options held by each such Option Holder.

(c)           The Company has agreed to issue Company Warrants to acquire an aggregate of 169,227 shares of Company Common Stock with each such Company Warrant having the per share exercise price set forth in Section 3.2(c) of the Company Disclosure Schedules.  Section 3.2(c) of the Company Disclosure Schedules sets forth a complete list, including name, address (residential for individuals) and tax identification number, of each of the Company Warrant Holders and the number of Company Warrants held by each such Warrant Holder.

(d)           All outstanding convertible notes issued by the Company are set forth in Section 3.2(d) of the Company Disclosure Schedules (the “Convertible Notes”) and,  in accordance with the terms of the Convertible Notes, the Convertible Notes will automatically convert into Company Common Stock immediately prior to the Closing in the amounts set forth under the heading “Convertible Notes” on Exhibit B.

Section 3.3               Corporate Records.  The copies of the certificate of incorporation, bylaws (or similar governing documents) and all amendments thereto of the Company and each Subsidiary that have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof.  The minute books of the Company and each Subsidiary, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the board of directors or similar governing body (and any committees thereof) and the security holders of the Company or such Subsidiary, as applicable, since the formation of the Company or such Subsidiary, as applicable.

Section 3.4               Authorization and Validity.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions, have been duly authorized by the Company.  The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by the Company and constitute or will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 3.5               Subsidiaries.  As used in this Agreement, “Subsidiaries” shall mean D Mobile (Shanghai) Information Technology Company Limited, a corporation organized under the laws of Shanghai (“D Mobile Shanghai”), and Duo Guo (Shanghai) Information Technology Company Limited, a corporation organized under the laws of Shanghai (the “WOFE”).  Through a series of agreements, the issued and outstanding capital stock of the WOFE is owned by Wei Wang and Wu Jie, but has been impawned to D Mobile Shanghai, thus making D Mobile Shanghai the ultimate controller of the WOFE.  Except for shares of D Mobile Shanghai owned by the Company and shares of the WOFE impawned to D Mobile Shanghai, there are outstanding (A) no shares of capital stock or other voting securities of any Subsidiary; (B) no securities of any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of any Subsidiary; (C) no options, warrants, calls, rights, commitments, agreements or understanding of any character, whether written or oral, express or implied, to which any Subsidiary is a party or by which it is bound, in any case obligating such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of such Subsidiary, or obligating any Subsidiary to grant, extend or enter into any of the foregoing.  No shares of capital stock of any Subsidiary have been issued or disposed of in violation of the Securities Act or any other Legal Requirements or in violation of any preemptive rights.  All accrued dividends on the capital stock of each Subsidiary, whether or not declared, have been paid in full. Except for the Subsidiaries, the Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any Person.

Section 3.6              No Conflict; Required Filings and Consents.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s Certificate of Incorporation or Bylaws, the certificate of incorporation or bylaws (or similar governing document) or any Subsidiary or any resolution adopted by the board of directors (or similar governing body) or securityholders of the Company or any Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Commitment to which the Company or any Subsidiary is a party or by which the Company Common Stock, the PHL Note, the Company Warrants, the Company Options, the securities of any Subsidiary or any of the assets of the Company or any Subsidiary are subject; (iii) result in the creation or imposition of any Encumbrance upon the Company Common Stock, the PHL Note, the Company Warrants, the Company Options, the securities of any Subsidiary or any of the assets of the Company or any Subsidiary; or (iv) violate or conflict with any Legal Requirements binding upon the Company or any Subsidiary or by which or to which the Company’s or any Subsidiary’s assets are bound.  No consent, authorization, approval, permit or license of, or filing with, any Governmental Body is required by the Company or any Subsidiary in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is a party or the consummation by the Company of the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.7               Financial Statements.

(a)           The Company has delivered to Parent the following financial statements (the “Company Financial Statements”, which term shall include each Monthly Financial Statement and Quarterly Financial Statement as the same are delivered by the Company to Parent after the date of this Agreement in accordance with Section 6.12):

(i)           audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2007, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of BDO Shanghai Zhonghua, independent certified public accountants;

(ii)          an unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2008 (the “Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the twelve-months then ended;

(iii)         audited balance sheet of D Mobile Shanghai as at December 31, 2008, and the related unaudited statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended;

(iv)         audited balance sheet of WOFE as at December 31, 2008, and the related unaudited statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended; and

(v)          an unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009 (the “Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the twelve-months then ended (the “2009 Unaudited Financial Statements”).

(b)           The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP.  The Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(c)           The Company Financial Statements were prepared in all material respects in accordance with the books and records of the Company and the Subsidiaries, as applicable.  The books and records of the Company and the Subsidiaries: (i) reflect in all material respects all items of income and expense and all the assets and liabilities required to be reflected therein in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments consistent with past practices and the absence of notes); (ii) are complete and correct in all material respects; and (iii) have been maintained in accordance with good business and accounting practices and applicable law.

(d)           The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that with respect to the business conducted by the Company and the Subsidiaries: (i) the books and records of the Company and the Subsidiaries are maintained in reasonable detail and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries; (ii) access to assets is permitted and transactions are executed only in accordance with management’s general or specific authorization; (iii) transactions are recorded as necessary to permit preparation of financial statements of the Company and the Subsidiaries in conformity with GAAP and to maintain asset accountability; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           Since December 31, 2009, (a) there have not been any changes in the Company’s or any Subsidiary’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s or any Subsidiary’s internal control over financial reporting; (b) all significant deficiencies and material weaknesses in the design or operation of the Company’s and the Subsidiaries’ internal control over financial reporting which are reasonably likely to adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial information have been disclosed to the Company’s and the Subsidiaries’ outside auditors, and (c) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Subsidiary’s internal control over financial reporting.

(f)           The Company Audit will not have any material deviations from the 2009 Unaudited Financial Statements (including, without limitation, any revenues, expenses and cash flow).

Section 3.8              Absence of Certain Changes.  Since the date of the Balance Sheet, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect on the Company or any Subsidiary.  Since, the date of the Balance Sheet, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice.  Since the date of the Balance Sheet, neither the Company nor any Subsidiary taken any action which if taken after the date hereof but prior to Closing would have been prohibited by Section 6.3.

Section 3.9              Liabilities and Obligations.  Except as set forth in Section 3.9 of the Company Disclosure Schedules, the Company Financial Statements reflect all liabilities of the Company and the Subsidiaries, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof.  All reserves shown in the Company Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated.  Except as set forth in the Company Financial Statements, neither the Company nor any Subsidiary liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and the Company does not know of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

Section 3.10            Accounts Receivable.  All accounts receivable of the Company and each Subsidiary that are reflected on the Balance Sheet or on the accounting records of the Company or such Subsidiary, as applicable, as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Commitments with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

Section 3.11             Employee Matters.

(a)           Current Employees.  Section 3.11(a) of the Company Disclosure Schedules contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation, including commissions due, of (i) all employees of the Company and each Subsidiaries and (ii) consultants who were paid in excess of $5,000 during the past twelve months.

(b)           Compensation Plans and Arrangements.  Section 3.11(b) of the Company Disclosure Schedules contains a complete and accurate list of all compensation plans, arrangements or practices (the “Compensation Plans”) sponsored by the Company and each of its Subsidiaries or to which the Company or any of its Subsidiaries contributes on behalf of its employees.  The Company has delivered true and correct copies of the Compensation Plans to Parent.

(c)           Employee Policies and Procedures.  Section 3.11(c) of the Company Disclosure Schedules contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules created by the Company and each of its Subsidiaries (the “Employee Policies and Procedures”) that apply to employees of the Company or the applicable Subsidiary, as applicable.  The Company has delivered true and correct copies of the Employee Policies and Procedures to Parent.

(d)           At Will Employment.  The employment of each employee of the Company and each of its Subsidiaries is terminable by the Company or such Subsidiary at will, subject to severance payments as required by the laws of China.  Except as provided in the preceding sentence, no employee of the Company or any Subsidiary has been granted the right to or is entitled to any compensation following the termination of employment with the Company or such Subsidiary.

(e)           Former Employees.  Section 3.11(e) of the Company Disclosure Schedules accurately identifies each former employee of the Company and each Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company, such Subsidiary or otherwise) relating to such former employee’s employment with the Company or such Subsidiary; and Section 3.11(e) of the Company Disclosure Schedules accurately describes such benefits.

(f)           Independent Contractors.  The Company and its Subsidiaries do not have any independent contractors.

(g)           Employee Claims.  There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy or otherwise by a current of former employee, consultant or independent contractor.

Section 3.12             Labor Relations; Compliance.

(a)           Compliance.  Except as set forth in Section 3.12(a) of the Company Disclosure Schedules, each of the Company and its Subsidiaries (i) has been and is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.  There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company or any of its Subsidiaries before any federal, state or local court, board, department, commission or agency nor does any basis therefore exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company or any of its Subsidiaries, nor does any basis therefore exist.

(b)           Unions. Neither the Company nor any of its Subsidiaries has been a party to any agreement with any union, labor organization or collective bargaining unit.  No employees of the Company or any Subsidiary are represented by any union, labor organization or collective bargaining unit.  To the Company’s Knowledge, the employees of the Company and its Subsidiaries have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

Section 3.13            Employee Benefit Plans.  Except for the Company Options, neither the Company nor the Subsidiaries have any Company Plans or Company Other Benefit Obligations.  None of the Company, its Subsidiaries sponsor, maintain or contribute to, or have ever sponsored, maintained or contributed to a Title IV Plan, a Multi-Employer Plan, a VEBA or an ESOP.

Section 3.14             Title; Leased Assets.

(a)           Real Property.  Neither the Company nor its Subsidiaries own an interest in any real property.

(b)           Personal Property.  Except as set forth in Section 3.14(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has good and valid title to all tangible and intangible personal property owned by it free and clear of any Encumbrances (collectively, the “Personal Property”).  The Personal Property and the leased personal property referred to in Section 3.14(c) constitute the only personal property used in the conduct of the business of the Company and its Subsidiaries.  A description of all material personal property owned by the Company and each of its Subsidiaries and the city in which it is located is set forth in Section 3.14(b) of the Company Disclosure Schedules.  No Personal Property is provided to the Company or any of its Subsidiaries by any vendors or suppliers that are conditioned on the Company’s or such Subsidiary’s using or purchasing any vendor’s or supplier’s goods or services.

(c)           Leases.  A list and brief description of all leases of real and personal property to which the Company and each of its Subsidiaries is a party, either as lessor or lessee, are set forth in Section 3.14(c) of the Company Disclosure Schedules.  All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

(d)           Right to Use Assets.  Except for those assets acquired since the date of the Balance Sheet, which are listed in Section 3.14(d) of the Company Disclosure Schedules, all tangible and intangible assets used in the conduct of the business of the Company and its Subsidiaries are reflected in the Company Financial Statements in a manner that is in conformity with GAAP applied on a consistent basis with prior periods.  The Company and each of its Subsidiaries owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company or such Subsidiary, which right will not be impaired by the consummation of the Transactions.

Section 3.15             Condition of Fixed Assets.  All of the plants, structures and equipment owned by the Company and each of its Subsidiaries are in good condition and repair (subject to normal wear and tear) for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

Section 3.16             Inventory.  All of the inventory owned by the Company and each of its Subsidiaries is in good, current, standard and merchantable condition and is not obsolete or defective.

Section 3.17             Commitments.

(a)           Except as set forth in Section 3.17(a)(i)-(xxiv) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, nor are the assets or the business of the Company or any of its Subsidiaries bound by, whether or not in writing, any of the following (each individually a “Commitment” and collectively the “Commitments”):

(i)           agreement that involves the performance of services or delivery of goods or materials by the Company or any of its Subsidiaries of an amount or value in excess of $10,000;

(ii)          agreement that involves the performance of services or delivery of goods or materials to the Company or any of its Subsidiaries of an amount or value in excess of $10,000;

(iii)         deed of trust or other security agreement;

(iv)         deed or other document evidencing an interest in or agreement to purchase or sell real property;

(v)          lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one (1) year);

(vi)         debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

(vii)        licensing, franchise or other agreement with respect to Patents, Trademarks, Copyrights, Trade Secrets or any other intellectual property, whether Company Proprietary Rights or the Proprietary Rights of a third party, including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Company’s Proprietary Rights;

(viii)       collective bargaining agreement and other agreement to or with any labor union or other employee representative of a group of employees;

(ix)          employment, consulting or compensation contracts or arrangements, including the election or retention in office of any director or officer, employee leasing agreements, employee services agreements, noncompetition, and proprietary rights agreements;

(x)           joint venture, partnership, and other agreement (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

(xi)          agreement containing covenants that in any way purport to restrict the business activity of the Company, any of its Subsidiaries, or any of their respective Affiliates or limit the freedom of the Company, any of its Subsidiaries, or any of their respective Affiliates to engage in any line of business or to compete with any Person;

(xii)         agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xiii)        power of attorney that is currently effective and outstanding;

(xiv)       agreement that contains or provides for an express undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages;

(xv)        agreement for capital expenditures in excess of $10,000;

(xvi)       written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries;

(xvii)      agreement between the Company or any of its Subsidiaries, on one hand, and any Affiliate thereof, on the other hand;

(xviii)     agreement to which the Company or any of its Subsidiaries is a party relating to any material matter or transaction in which an interest is held by a Person or entity that is an Affiliate thereof;

(xix)        supply or requirement agreements to which the Company or any of its Subsidiaries is a party;

(xx)         agency, distribution and advertising agreement to which the Company or any of its Subsidiaries is a party;

(xxi)        agreement relating to the indemnification by the Company or any of its Subsidiaries of any Affiliate thereof, or any unaffiliated third party;

(xxii)       agreement with any Governmental Body or agreement to perform subcontracting services where the primary agreement is with a Governmental Body;

(xxiii)      other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company or any of its Subsidiaries; and

(xxiv)      amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           The Company has delivered to Parent true and complete copies, of all Commitments.

(c)           Each of the Commitments (including those identified or required to be identified in Section 3.17(a) of the Company Disclosure Schedules) is in full force and effect and is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Section 3.17(d) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable terms and requirements of all Commitments; (ii) to the Company’s Knowledge, each other Person that has or had any obligation or liability under any Commitment is in compliance in all material respects with all applicable terms and requirements of such Commitment; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with, or result in a violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Commitment; and (iv) neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Commitment.

(e)           There are no pending or, to the Company’s Knowledge, threatened renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any (i) material amounts paid or payable to the Company or any of its Subsidiaries or (ii) material provision under current or completed Commitment with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18             Insurance.  Neither the Company nor any of its Subsidiaries has any insurance policies.

Section 3.19             Proprietary Rights.

(a)           The Proprietary Rights of the Company and its Subsidiaries consist solely of the Duo Guo Trademark (the “Duo Guo Trademark”) and the D Candy Tradename (which has been rejected).

(b)           The Company and its Subsidiaries has good and valid title to the Duo Guo Trademark and all Trade Secrets owned by the Company or such Subsidiary, free and clear of all Encumbrances.  Each of the Company and its Subsidiaries has a valid right to use, license and otherwise exploit all Proprietary Rights other than those owned thereby (including without limitation interest acquired through a license or other right to use) and all Trade Secrets used by the Company or such Subsidiary.

(c)           Section 3.19(c) of the Company Disclosure Schedules lists all oral or written contracts, agreements, licenses and other arrangements relating to any Company Proprietary Rights or any Company Product, as follows:

(i)           (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, with or without the right to sublicense the same; (B) any license of Proprietary Rights to or from the Company or any of its Subsidiaries, with or without the right to sublicense the same; (C) development agreements of any type; (D) any agreement by which the Company or any of its Subsidiaries grants any ownership right to any Company Proprietary Rights owned by the Company or any of its Subsidiaries; (E) any agreement under which the Company or any of its Subsidiaries undertakes any ongoing royalty or payment obligations in excess of $5,000 with respect to a Company Proprietary Right, (F) any agreement under which the Company or any of its Subsidiaries grants an option relating to any Company Proprietary Rights; (G) any agreement under which any party is granted any right to access Company Source Code or to use Company Source Code to create derivative works of Company Products; (H) any agreement pursuant to which the Company or any of its Subsidiaries has deposited or is required to deposit with an escrow agent or any other Person any Company Source Code, along with a description of whether the execution of the Transaction Documents or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of any Company Source Code and (I) any agreement or other arrangement limiting the Company’s or any of its Subsidiaries’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof);

(ii)           all licenses, sublicenses and other agreements, whether written or oral, to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and obtained by the Company in the ordinary course of business at a cost not exceeding $5,000 per license.  Except as set forth in Section 3.19(c)(ii) of the Company Disclosure Schedules, there are no royalties, fees or other amounts payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, sale or disposition of Company Proprietary Rights;

(iii)         Except as set forth in Section 3.19(c)(iii) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Company Proprietary Rights, other than indemnification provisions contained in standard sales or agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel;

(iv)         Section 3.19(c)(iv) of the Company Disclosure Schedules lists each Company Product that contains any software that may be subject to an open source or general public license, a description of such Company Product and the open source or general public license applicable to such Company Product.  Except as set forth in Section 3.19(c)(iv) of the Company Disclosure Schedules, none of the Company Products contains any software that may be subject to an open source or general public license; and

(v)           There are no outstanding obligations other than as disclosed in Section 3.19(c) (or the Company Disclosure Schedules related to such Section) to pay any amounts or provide other consideration to any other Person in connection with any Company Proprietary Rights (or any tangible embodiment thereof).

(d)           Except as set forth in Section 3.19(d) of the Company Disclosure Schedules:

(i)           neither the Company nor any of its Subsidiaries jointly owns, licenses or claims any right, title or interest with any other Person of any Company Proprietary Rights, and no other Person has any rights in any Company Proprietary Rights.  No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any right, title or interest in, to or under any Company Proprietary Rights in which the Company or such Subsidiary has (or purports to have) any right, title or interest that has not been assigned, transferred or exclusively licensed to Company or such Subsidiary;

(ii)           no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, which would adversely affect the Company’s or any of its Subsidiaries’ ownership rights to, or rights under, any Company Proprietary Rights, or any contract, agreement, license or any other arrangement under which Company or any of its Subsidiaries claims any right, title or interest under any Company Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by Company or any of its Subsidiaries of the Company Proprietary Rights or Company Products;

(iii)          neither the Company nor any of its Subsidiaries is subject to any claim, proceeding of any type or outstanding decree, order, judgment or stipulation that restricts or would restrict in any manner the use, transfer or licensing of any Company Proprietary Rights by the Company or any of its Subsidiaries, the use, transfer or licensing of any Company Product by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of any Company Proprietary Rights;

(iv)         no Company Proprietary Rights have been infringed, violated or misappropriated by any Person.  There is no unauthorized use, disclosure or misappropriation of any Company Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any of its Subsidiaries; and

(v)          no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, that any Company Product (or any Company Proprietary Right embodied in any Company Product) infringes, violates or misappropriates any third party Proprietary Rights.

(e)           Each of the Company and its Subsidiaries has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets.

(f)           Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company or any of its Subsidiaries to any Person, including without limitation any Company Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(g)           Each of the Company and its Subsidiaries is in compliance with all terms of use and privacy policies posted on each website owned or maintained by the Company or such Subsidiary.  Each of the Company and its Subsidiaries owns or has all requisite licenses for the content used or posted on each such website.

Section 3.20             Taxes.

(a)           Timely Filing of Tax Returns.  Each of the Company and its Subsidiaries has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements.  All Tax Returns filed by the Company or any of its Subsidiaries were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(b)           Payment of Taxes.  Each of the Company and its Subsidiaries has, within the time and in the manner prescribed by applicable Legal Requirements, paid (and until Closing will pay within the time and in the manner prescribed by applicable Legal Requirements) all Taxes that are due and payable.

(c)           Withholding Taxes.  Each of the Company and its Subsidiaries has complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Code §§ 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper governmental authorities all amounts required.

(d)           Audits.  No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Governmental Body, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its Subsidiaries and, the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes with respect to the Company or any of its Subsidiaries, and there are no matters under discussion with any Governmental Body with respect to Taxes.

(e)           Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the books of the Company and each of its Subsidiaries are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with GAAP.  No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company and each of its Subsidiaries for federal income tax purposes.  There exists no proposed assessment of Taxes against the Company or any of its Subsidiaries.

(f)           Tax Liens.  No Encumbrances for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, nor will any such Encumbrances exist at Closing except for statutory liens for Taxes not yet due.

(g)           Tax Sharing Agreements.  Neither the Company nor any of its Subsidiaries is subject or a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes.

(h)           Extensions of Time for Filing Tax Returns.  Except as set forth in Section 3.20(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i)           Waiver of Statutes of Limitations.  Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(j)           Powers of Attorney.  No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(k)          Tax Rulings.  Neither the Company nor any of its Subsidiaries has received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling.  Neither the Company nor any of its Subsidiaries has entered into a Closing Agreement (as defined below) with any Governmental Body that would have a continuing effect after the Closing Date.  “Tax Ruling” shall mean a written ruling of a Governmental Body relating to Taxes.  “Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

(l)           Section 481 Adjustments.  Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481 by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed any such change in accounting method.

(m)           Section 338 Election.  No election under Code Section 338 has been made by or with respect to Company or any of their respective assets or properties.

(n)           Intercompany Transactions.  Neither the Company nor any of its Subsidiaries has engaged in any transactions with Affiliates which would require the recognition of income by the Company or any of its Subsidiaries with respect to such transaction for any period ending on or after the Closing Date.

(o)           Transfer Taxes.  Each of the Company and its Subsidiaries shall pay (without duplication) all transfer Taxes and other similar Taxes imposed due to the Merger, the Transactions or any other transactions.

(p)           Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any Commitment, Company or Subsidiary Plans, program, arrangement or understanding currently in effect.

(q)           Section 280(G).  Neither Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.21             Compliance with Laws.  Each of the Company and its Subsidiaries (i) has complied with, is in compliance with and has operated its business and maintained its assets in compliance with all Legal Requirements and has filed with the proper authorities all necessary statements and reports, and (ii) holds all permits, licenses, variances, exemptions, orders, franchises and approvals and authorizations of each Governmental Body necessary for the lawful conduct of its business (the “Company Permits”).  The Company Permits are set forth in Section 3.21 of the Disclosure Schedules.   Each of the Company and its Subsidiaries is in compliance with the terms of the Company Permits.  As of the date of this Agreement, no investigation or review by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

Section 3.22            Broker’s and Finder’s Fee.  Neither the Securityholders, the Company nor their agents have incurred any obligation or liability, contingent or otherwise, for any finder’s, broker’s or agent’s fee, commission or other similar payment in connection with the Transactions.

Section 3.23             Litigation.  There is no Proceeding pending or, to the Knowledge of the Company, currently threatened against the Company or any of its Subsidiaries that questions the validity of the Commitments or the right of the Company to enter into them, or to consummate the Transactions, or that might result, either individually or in the aggregate, in any Material Adverse Effect on the Company or any of its Subsidiaries, financially or otherwise, or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis for the foregoing.  The foregoing includes, without limitation, actions pending or threatened in writing involving the prior employment of any of the Company’s or any of its Subsidiaries’ employees, or their use in connection with the Company’s or any of its Subsidiaries’ business of any information or techniques allegedly proprietary to any of their former employers.  Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Body.  There is no Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

Section 3.24             Accuracy of Information Furnished.

(a)           No representation or warranty of the Company in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 6.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           The Company has no Knowledge of any fact that has specific application to the Company or any of its Subsidiaries (other than general economic or industry conditions) and that would have a Material Adverse Effect on, or (as far as the Company can reasonably foresee) that materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or any of its Subsidiaries that has not been set forth in this Agreement or the Disclosure Schedules.

(d)           The information furnished to Parent by the Company hereby or in connection with the Transactions is true, correct and complete in all respects.  Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

Section 3.25             Ownership Interests of Interested Persons.  Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any Affiliate, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business.  None of the Company’s nor its Subsidiaries’ Affiliates, are, directly or indirectly, indebted to the Company or any of its Subsidiaries (other than in connection with purchases of the Company’s stock) or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries.

Section 3.26             Environmental Laws.  Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any applicable Environmental Law.  The Company has no basis to expect, nor has any other Person (including its Subsidiaries) for whose conduct it or any of its Subsidiaries is or may be held responsible received, any actual or threatened citation, directive, inquiry, notice, order, summons, warning, or other communication from: (i) any governmental Body, private citizen acting in the public interest, or other Person for any actual or potential violation of, failure to comply with, or any concerns relating to compliance with any Environmental Law; or (ii) the current or prior owner(s) or operator(s) of any Facilities, of any actual or potential violation of, failure to comply with, or any concerns relating to compliance with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Activities were undertaken by the Company or any of its Subsidiaries, or any other Person for whose conduct the Company or any of its Subsidiaries is or may be held responsible, or from which Hazardous Activities occurred.

Section 3.27             Certain Payments.  Neither the Company nor any of its Subsidiaries, nor any Affiliate or employee, agent or other Person associated with, or acting for or on behalf of, the Company or any of its Subsidiaries at any time has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries: (a) any bribe, payoff, influence payment, rebate, kickback, payment in violation of any Legal Requirements or other similar payment to (i) any government or agency thereof or an official or employee of the foregoing or (ii) any Person, including, without limitation, any customer, supplier, or any employee or agent of any of the foregoing; or (b) any contribution to any political party or candidate (other than from personal funds of the Affiliate or employees of the Company or any of its Subsidiaries not reimbursed by their respective employers or as otherwise permitted by applicable Legal Requirements).

ARTICLE IV
Representations and Warranties of Serbin

Serbin individually represents and warrants to Parent and Merger Sub that the representations and warranties set forth below are true and correct as of the date hereof and will be true and correct through the Closing Date.  The Disclosure Schedules referenced in this ARTICLE IV are contained in the Disclosure Schedules of even date herewith delivered by the Company to Parent on the date of this Agreement.

Section 4.1               Authority and Ownership.

(a)           Serbin has the capacity to execute and deliver the Transaction Documents, as applicable, and to consummate the Transactions.  All necessary action required to have been taken by or on behalf of Serbin by applicable law or otherwise to authorize (i) the approval, execution and delivery on its behalf of the Transaction Documents; and (ii) its performance of its obligations under the Transaction Documents and the consummation of the Transactions have been taken.  The Transaction Documents constitute valid and binding agreement, enforceable against Serbin in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

(b)           Except as set forth in Section 4.1(b) of the Disclosure Schedules, Serbin owns, beneficially and of record, good and marketable title to the Company Common Stock and Company Warrants listed opposite Serbin’s name on Exhibit B, free and clear of all adverse claims, Encumbrances, equities, voting agreements, securityholders’ agreements or restrictions.

(c)           Serbin acknowledges Parent has filed reports and statements pursuant to the Exchange Act and the Securities Act and that such reports and statements are available at www.sec.gov to Serbin and and/or Serbin’s representative and has allowed Serbin and/or his representative an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in such reports or statements or otherwise ask questions with regard to Parent and its business.

Section 4.2               No Breach.  The execution and delivery of the Transaction Documents do not, and the consummation of the Transactions will not (i) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Encumbrance, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which Serbin is a party or by which it is bound, or (ii) constitute a violation of any Legal Requirements to which Serbin is subject.

Section 4.3               Consents and Approvals.  Neither the execution and delivery by Serbin of the Transaction Documents nor the consummation by Serbin will require Serbin to obtain any consent, approval, authorization or permit of, or to make any filing with or give any notification to, any governmental or regulatory authority, any lender or lessor or any other Person.

Section 4.4                Status of Serbin.

(a)           Serbin is knowledgeable in making investments and is able to bear the economic risk of loss of its investment in Parent.  Serbin is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act.  Serbin is receiving the Preferred Stock Consideration and Warrant Consideration. for his own account, and not with a view of distribution within the meaning of Section 2(11) of the Securities Act, (ii) Serbin is aware that the Parent Preferred Stock, the Parent Warrants and the shares of Parent Common Stock underlying the Parent Preferred Stock and the Parent Warrants (the (“Underlying Parent Common Stock”) will be unregistered, and that in the absence of a registration statement such securities may not be sold or transferred unless an exemption exists therefore, and (iii) Serbin understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Serbin to transfer all or any portion of the Parent Preferred Stock, the Parent Warrants or the Underlying Parent Common Stock under the circumstances, in the amounts or at the times Serbin might propose.

(b)           Serbin acknowledges that Parent has made all Transaction Documents available to Serbin and has allowed Serbin and/or his representative an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in such documents.  Serbin has relied upon advice of his representative and/or independent investigation made by Serbin and/or Serbin’s representative, and acknowledges that no representations or agreements other than those set forth in this Agreement have been made to Serbin in respect thereto.  Serbin  has evaluated and understands the risks and terms of investing in the Parent Preferred Stock and/ Parent Warrants to be issued to Serbin pursuant to this Agreement, and Serbin and his representative have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that Serbin is, or they are, capable of evaluating the merits and risks of an investment in the Parent Preferred Stock and  Parent Warrants to be issued to Serbin in connection with the Transactions contemplated herein.

Section 4.5               Investments in Competitors.  Serbin does not own directly or indirectly any interests or have any investment in any corporation, business or other Person that is a competitor of the Company.

Section 4.6              Broker’s and Finder’s Fee.  Serbin has not incurred any obligation or liability, contingent or otherwise, for any finder’s, broker’s or agent’s fee, commission or other similar payment in connection with the Transactions.

ARTICLE V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company and the Securityholders that the representations and warranties set forth below are true and correct as of the date hereof and will be true and correct through the Closing Date.

Section 5.1              Organization and Good Standing.  Each of Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transaction Documents and to consummate the Transactions.

Section 5.2               Authorization and Validity.  The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents and the consummation of the Transactions have been or will be as of the Closing Date duly authorized by the boards of directors of Parent and Merger Sub.  The Transaction Documents have been. or will be as of the Closing Date, duly executed and delivered by Parent and Merger Sub and constitute or will constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 5.3              Issuance of Shares.  Prior to the Closing Date, Parent will have filed with the Washington Secretary of State the Certificate of the Designations, Preferences, Rights and Limitations of the Parent Preferred Stock (the “Preferred Stock Designation”) and Parent will have a sufficient number of authorized, but unissued shares of Parent Preferred Stock, to issue the Preferred Stock Consideration and the Warrant Consideration.  Prior to the Closing Date, Parent will have reserved a sufficient number of shares of (i) Parent Preferred Stock for issuance upon conversion of the PHL Note, and (ii) Parent Common Stock for issuance upon the conversion of the Parent Preferred Stock.  When issued at the Closing, the Preferred Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable.

Section 5.4               No Violation.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the Transactions will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Parent or Merger Sub or any agreement, indenture or other instrument under which Parent or Merger Sub is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Parent or Merger Sub or the properties or assets of Parent or Merger Sub.

Section 5.5              Broker’s and Finder’s Fee.  Neither Parent, Merger Sub nor their agents have incurred any obligation or liability, contingent or otherwise, for any finder’s, broker’s or agent’s fee, commission or other similar payment in connection with the Transactions.

Section 5.6               SEC Filings; Parent Financial Statements.

(a)           Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2009.  All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports”.  As of their respective dates (or if amended or superseded by a filing, then on the date of filing of such amended or superseded document), the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.  None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

Section 5.7               Securities Exemption.  Based on the representations of Serbin in ARTICLE IV above, together with those of the Company’s securityholders set forth in the consents and Lock-Up and Release Agreements delivered in connection herewith, the issuance of the Parent Preferred Stock and Parent Warrants pursuant to this Agreement are exempt from registration under the Securities Act.

ARTICLE VI
Other Agreements

Section 6.1               Notification of Certain Matters.  The Company and Serbin shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Securityholders or Parent and Merger Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of the Company (or any of its Subsidiaries), Securityholders, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.2              Supplements and Amendments to the Disclosure Schedules.  The Company and Serbin shall have the obligation to promptly supplement or amend the Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules; provided, however, that for the purpose of the rights and obligations of the parties, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement, unless so agreed to in writing by Parent; or to preclude Parent from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure, subject to the limitations set forth in Section 9.1.  The Company’s and Serbin’s obligation to amend or supplement the Disclosure Schedules shall terminate on the Closing Date.

Section 6.3               Conduct of Business of the Company and its Subsidiaries.  During the period from the date of this Agreement to the Closing Date, the Company and each of its Subsidiaries will conduct its operations only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company and each of its Subsidiaries will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain advantageous relationships with customers, creditors, licensors, licensees, suppliers, contractors, business partners and others having business relationships with the Company or any of its Subsidiaries.  Without limiting the generality of the foregoing, prior to the Closing Date neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent, which may be withheld in its sole discretion:

(a)           split, combine or reclassify any shares of its capital stock; declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock; or directly or indirectly redeem, purchase, repurchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(b)           authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock;

(c)           (i) incur or assume any debt or issue any debt securities except for borrowings under existing lines of credit that are not with Affiliates (not to exceed in the aggregate $100,000) and the incurrence of trade payables or other purchase commitments (in either case, not to exceed in the aggregate $100,000 to any single vendor or entity), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans or advances to any Person, or make any capital contributions to, or investments in, any other person, (iv) pledge or otherwise encumber shares of its capital stock or the capital stock of any of its Subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance thereupon;

(d)         except as may be required by any Legal Requirements, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or Company Stock Plan or Compensation Plan or similar agreement; or enter into or amend any employment or severance agreement with, or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of, any director or officer of the Company or any of its Subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any other employee, third party contractors or agent of the Company or any of its Subsidiaries except, in the case of employees other than directors or officers of the Company or any of its Subsidiaries, for salary increases and employee promotions in the ordinary course of business consistent with past practice; or hire employees at the vice president level or higher except to fill vacancies; or pay any benefit (including bonuses) not required by any plan and arrangement as in effect as of the date hereof;

(e)         declare or pay any bonuses, to any employee, third party contractor or agent of the Company or any of its Subsidiaries;

(f)          acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

(g)         except as expressly required herein, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof (provided that purchases of inventory in excess of $100,000 in the aggregate to any single entity or vendor shall require the prior written consent of Parent, which shall not be unreasonably withheld) including the purchase of any inventory or any other payment of cash, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document;

(h)         notwithstanding anything to the contrary contained in this Agreement, pay, discharge or satisfy any loan or other indebtedness owed by the Company or any of its Subsidiaries to any Affiliate thereof as set forth in Section 3.25 of the Disclosure Schedules or otherwise;

(i)           amend the certificate of incorporation or bylaws (or similar governing document) of the Company or any of its Subsidiaries;

(j)           adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(k)          enter into any new lines of business or otherwise make material changes to the operation of its business;

(l)           sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any assets that in the aggregate have a fair market value in excess to $100,000, or enter into any commitment or transaction (or series of related commitments or transactions) with an aggregate value in excess of $100,000;

(m)         authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $100,000 in the aggregate);

(n)         make, revoke or amend any Tax elections, make or change any method of Tax accounting (except as may be required by any Legal Requirements), file any amended Tax Returns, settle or compromise any material Tax liability, or waive or extend the statute of limitations for imposing or assessing any material Taxes;

(o)         settle or compromise any suits or claims of liability against the Company or any of its Subsidiaries, or any of the respective directors (or similar governing Persons), officers, employees or agents;

(p)         take any action likely to materially decrease or diminish the assets or net worth of the Company or any of its Subsidiaries;

(q)         except as may be required as a result of a change in Legal Requirements or in GAAP (with the written concurrence of the Company’s independent accountants), change any of the accounting principles or practices used by it;

(r)          enter into any agreement providing for the acceleration of payment, vesting or performance or other consequence as a result of a change in control of the Company or any of its Subsidiaries;

(s)          enter into, amend, terminate or waive any provision of any oral or written agreement to which the Company or any of its Subsidiaries is a party with a value in excess of $100,000; or

(t)           take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in ARTICLE III hereof materially untrue or incorrect.

Section 6.4               Access to Information.

(a)           The Company and each of its Subsidiaries shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access, during normal business hours, during the period prior to the Closing Date, to all of its personnel, offices and other facilities, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period relating to or from any Governmental Body and (ii) all other information, including financial and operating data, concerning its or any of its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated November 20, 2009.

(b)           Nothing in this Section shall require the Company or any of its Subsidiaries to disclose to Parent any books or records concerning the Company’s or any of its Subsidiaries’ consideration, evaluation, processes or other activities undertaken relating to the Transactions.

Section 6.5               Consents and Approvals.

(a)           Each of the Company, Serbin, Parent and Merger Sub will use its reasonable best efforts to comply promptly with all Legal Requirements which may be imposed on it with respect to the Transaction Documents and the Transactions, which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Body, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries (which shall include, with respect to the Company, the Subsidiaries) in connection with the Transaction Documents and the Transactions.  Each of the Company, Parent and Merger Sub will, and will cause its subsidiaries (which shall include, with respect to the Company, the Subsidiaries) to, use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Body or other public or private third party required to be obtained or made by Parent, Merger Sub, the Company or any of their subsidiaries (which shall include, with respect to the Company, the Subsidiaries) or necessary in the reasonable opinion of Parent, Merger Sub or the Company in connection with the Merger or the taking of any action contemplated thereby or by the Transaction Documents or the Transactions.

(b)           Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Legal Requirements or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, (i) to cause the conditions to Closing set forth in ARTICLE VII to be satisfied as promptly as practicable after the date of this Agreement, and (ii) otherwise to consummate and make effective the Merger and the other Transactions as promptly as practicable after the date of this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Transaction Documents, the proper officers and directors of Parent and the Surviving Corporation shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 6.6               Filing of Designation.  Prior to the Closing Date, Parent shall file the Preferred Stock Designation with the Washington Secretary of State in the form attached hereto as Exhibit D.

Section 6.7              Board Observation Rights; Nomination.  As long as Serbin meets the qualifications of Parents’ corporate governance policies and procedures in effect from time to time: (a) at Closing the Board of Directors of Parent will provide Serbin with observation rights to attend, but not vote at all meetings of Parents’ Board of Directors, and (b) the Board of Directors of Parent will, at its 2010 annual meeting, nominate Serbin for election as a director to Parent’s Board of Directors, and will recommend that Parent’s stockholders elect him as a director of Parent.

Section 6.8              Delivery of Audited Financial Statements.  Within sixty (60) days after the execution of this Agreement the Company shall deliver to Parent an audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009 (including the notes thereto), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of BDO Seidman LLP, independent certified public accountants (the “2009 Company Audit”).

Section 6.9               Covenants Not to Compete.  For a period of five (5) years following the Closing, Serbin hereby agrees as follows:

(a)           Serbin shall not directly or indirectly, for itself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, shareholder, investors, principal, consultant or in any other capacity), engage or participate in the Business anywhere in the World;

(b)           Serbin shall not for itself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or any in any other capacity) disclose to any person or entity any of the client lists, client mailing lists, financial information, trade secrets, pricing, advertising or marketing plans, methods, systems, procedure, data bases or other software programs or applications or processes of, or utilized by, the Company or any of its Subsidiaries or any of their respective Affiliates with respect to or related to the Business; and

(c)           Serbin shall not assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Section 6.9.

(d)           In the event of a breach, or threatened breach, of any term or provision contained in this Section 6.9, Serbin agrees that the Company and its Subsidiaries, the Surviving Company and Parent shall be entitled to the right of specific performance and/or both temporary and permanent injunctive relief against Serbin in addition to but not in lieu of any other remedies available at law or in equity.

(e)           If for any reason any provision contained in this Section 6.9 should be held invalid in whole or in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Section 6.9 be enforced to the fullest extent permitted by applicable law.  It is the intent of each of the parties that the covenants not-to-compete contained in this Section 6.9 herein be enforced to the fullest extent permitted by applicable law.  Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written or is otherwise unenforceable, it is the intent of each of the parties that the court should reform such covenant to such narrower scope or otherwise as it may determine is necessary to make such covenant enforceable.

(f)           Each of the parties hereto recognizes and agrees that this Agreement is necessary and essential to the protection of the Business conducted by the Company and its Subsidiaries, which Parent is acquiring at the Closing, and the Business which Parent, the Surviving Company and the Subsidiaries and their Affiliates will conduct following the Closing, and to enable Parent, the Surviving Company and the Subsidiaries and their Affiliates to realize and derive all of the benefits, rights and expectations of the Business, that the area and duration of the covenants herein are in all aspects, under the circumstances, reasonable; and that good and valuable consideration exists for each Securityholder agreeing to be bound by such covenants.

ARTICLE VII
CLOSING; CONDITIONS TO CLOSING

Section 7.1              Closing; and Closing Date.  As soon as practicable after the satisfaction or waiver of the conditions set forth herein and prior to the filing of the Certificate of Merger, a closing of the Transactions contemplated hereby (the “Closing”) shall take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas or at such other location as the parties may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”

Section 7.2              Conditions to the Obligations of Each Party.  The obligations of the Company and Securityholders, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Closing of the following conditions:

(a)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

(b)           Governmental and Regulatory Approvals.  All regulatory approvals and other actions or approvals by any Governmental Body required to permit the consummation of the Merger shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of Parent and its subsidiaries (including the Surviving Corporation following the Merger) to conduct their business after the Effective Time, which would require changes to the terms of the Transaction Documents or which would change the Merger Consideration payable to the Securityholders in the Merger) and such approvals shall be in full force and effect.

Section 7.3              Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) at or prior to Closing of the following further conditions:

(a)           Officers’ Certificate.  The Company shall have executed and delivered a certificate of the Chief Executive Officer of the Company, dated the Closing Date certifying:

(i)           the representations and warranties of the Company and Serbin qualified as to materiality are true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Closing Date as if made at and as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period; and

(ii)           the Company (and each of its Subsidiaries) and Serbin have performed or complied with all agreements and covenants required to be performed or complied with by them under the Transaction Documents at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under the Transaction Documents at or prior to the Closing Date that are not so qualified.

(b)           Secretary’s Certificate.  The Company shall have executed and delivered a certificate of the Secretary of the Company dated the Closing Date certifying:

(i)           the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company; and

(ii)           a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, certified by the Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments.

(c)           Existence and Good Standing.  The Company shall have delivered a certificate, dated within five (5) business days of the Closing Date, of the Secretary of State of (or similar Person) with respect to each jurisdiction in which the Company and each of its Subsidiaries was organized or incorporated establishing that the Company or such Subsidiary, as applicable, is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in such jurisdiction and each other jurisdiction set forth in Section 3.1 of the Disclosure Schedules, except in the case of the Subsidiaries, the certificate will be the current business license for such Subsidiary in China.

(d)           Consents and Approvals.  The Company shall have delivered copies of all executed consents and approvals as required by Section 3.6.

(e)           No Material Adverse Effect.  Since the date of this Agreement, a Material Adverse Effect shall not have occurred with respect to the Company or any of its Subsidiaries.

(f)           Employment Agreement.  Serbin shall have executed and delivered an employment agreement with Parent in the form attached as Exhibit E, which shall include a provision terminating any existing employment agreements, contracts, arrangements and understandings with the Company without any consideration being paid to Serbin for such termination (the “Serbin Employment Agreement”).

(g)           Due Diligence.  Parent shall have completed, and be satisfied (in its sole and absolute distraction) in all respects with, its due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), liabilities, prospects and material agreements of the Company and each of its Subsidiaries.

(h)           Stockholder Approval.  The holders, voting as a single group on as as-converted basis, of at least 90% of the issued and outstanding Company Common Stock, the Company Series A Preferred Stock and Company Warrants approve this Agreement and the Transactions in accordance with the form of written consent and waiver of securityholders, annexed hereto as Exhibit F (the “Securityholder Consent”) and Parent shall have been provided executed copies thereof.

(i)           Option Release and Cancellation Agreements.  The holders of all Company Options shall have executed and delivered an Option Repurchase and Cancellation Agreement in the form attached as Exhibit G and Parent shall have been provided executed copies thereof.

(j)           Lock-Up and Release Agreements.  At least those Securityholders who have executed the Securityholder Consent shall have executed and delivered to Parent a Lock-up and Release Agreement, in substantially the form of Exhibit H attached hereto (the “Lock-Up and Release Agreements”).

Section 7.4             Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of the following further conditions and deliveries:

(a)           Officers’ Certificate.  Parent shall have executed and delivered a certificate of the Chief Executive Officer of Parent, dated the Closing Date certifying:

(i)           the representations and warranties of Parent and Merger Sub qualified as to materiality are true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Closing Date as if made at and as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period; and

(ii)           Parent and Merger Sub have performed or complied with all agreements and covenants required to be performed or complied with by them under the Transaction Documents at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under the Transaction Documents at or prior to the Closing Date that are not so qualified.

(b)           Parent Secretary’s Certificate.  Parent shall have executed and delivered a certificate of the Secretary of Parent dated the Closing Date certifying:

(i)           the incumbency of the directors and officers of Parent and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Parent; and

(ii)           a copy of resolutions of the board of directors of Parent authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, certified by the Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments.

(c)           Merger Sub Secretary’s Certificate.  Merger Sub shall have executed and delivered a certificate of the Secretary of Merger Sub dated the Closing Date certifying:

(i)           the incumbency of the directors and officers of Merger Sub and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Parent; and

(ii)           a copy of resolutions of the board of directors of Merger Sub authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, certified by the Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments.

(d)          Existence and Good Standing.  Parent and Merger Sub shall have delivered certificates, dated within five (5) business days of the Closing Date, of the Secretary of State of Washington and Delaware, respectively, establishing that Parent and Merger Sub are in existence, have paid all franchise taxes and otherwise are in good standing to transact business in Washington and Delaware, respectively.

(e)          No Material Adverse Effect.  Since the date of this Agreement, a Material Adverse Effect shall not have occurred with respect to Parent or Merger Sub.

(f)           Employment Agreement.  Parent shall have executed and delivered the Serbin Employment Agreement.

(g)          Delivery of Merger Consideration.  Parent shall have delivered to each Securityholder the Preferred Stock Consideration and the Warrant Consideration (subject to reduction in accordance with Sections 2.6(b) and 2.8) in the amounts set forth on Exhibit B opposite each Securityholder.

(h)          Preferred Stock Designation.  Parent shall have delivered a certificate of the Washington Secretary of State establishing Parent has filed the Preferred Stock Designation.

(i)           Due Diligence.  The Company shall have completed, and be satisfied (in its sole and absolute distraction) in all respects with, its due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), liabilities, prospects and material agreements of Parent and Merger Sub.

ARTICLE VIII
TERMINATION

Section 8.1             Termination Events.  This Agreement may be terminated:

(a)           At any time by mutual agreement of the Company and Parent.

(b)           By either Parent or the Company if the Closing has not occurred on or before February 19, 2010 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Termination Date.

(c)           By Parent any time after delivery by the Company of any supplement or amendment to the Disclosure Schedules as required by Section 6.2, if Parent determines, as the result of such information, in its sole discretion that the Transactions are not in the best interests of Parent.

(d)           By Parent at any time prior to the Closing if any representation or warranty of the Company or Securityholders contained in this Agreement or in any certificate or other document executed and delivered by the Company or Securityholders pursuant to this Agreement is or becomes untrue or breached in any material respect, or if the Company (or any of its Subsidiaries) or Securityholders fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten (10) days after Parent has furnished Company with written notice of such misrepresentation, noncompliance or breach, but in any event before the Termination Date.

(e)           By the Company at any time prior to the Closing if any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate or other document executed and delivered by Parent or Merger Sub pursuant to this Agreement is or becomes untrue or breached in any material respect or if Parent fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within ten (10) days after the Company has furnished Parent with written notice of such misrepresentation, noncompliance or breach, but in any event before the Termination Date.

Section 8.2             Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which the termination is made.  In the event this Agreement is terminated pursuant to subparagraph (a), (b) or (c) of Section 8.1, this Agreement shall become null and void, and there shall be no liability on the part of Parent, Merger Sub, the Company or the Securityholders.  In the event this Agreement is terminated pursuant to subparagraph (e) or (f) of Section 8.1, the terminating party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity.  In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE IX
Remedies

Section 9.1               Indemnification by Serbin and the Securityholders.  Subject to the terms and conditions of this Article IX and Section 2.9 Serbin and the other securityholders of the Company agree to indemnify, defend and hold Parent and Merger Sub and their respective directors, officers, agents, attorneys and affiliates (collectively, “Parent Indemnitees”) harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys’ fees and expenses (collectively, “Damages”), asserted against or incurred by any Parent Indemnitee by reason of or resulting from a breach of any representation, warranty or covenant of the Company or Serbin contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the Transactions; provided, however, except with respect to Damages resulting from fraud, the aggregate liability of Serbin for Damages shall not exceed the Indemnification Holdback. Accordingly, under no circumstances whatsoever shall the aggregate liability to the securityholders for Damages exceed the Indemnification Holdback, and the Company’s sole source of any award for Damages for which securityholders may be liable (and for which Serbin, except in the event of fraud, may be liable) hereunder, including but not limited to this Section 9.1, shall come from the Indemnification Holdback as provided in Section 2.9.

Section 9.2             Indemnification by Parent.  Subject to the terms and conditions of this Article and Section 9.6, Parent and Merger Sub agree to indemnify, defend and hold the Securityholders harmless from and against all Damages asserted against or incurred by the Securityholders by reason of or resulting from a breach of any representation, warranty or covenant of Parent or Merger Sub contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the Transactions; provided, however, except with respect to Damages resulting from fraud, the aggregate liability of Parent and Merger Sub for Damages shall not exceed $1,000,000.

Section 9.3             Conditions of Indemnification.  The obligations and liabilities of the Securityholders, Parent and Merger Sub (the “indemnifying party”) to the other (the “party to be indemnified”) under Section 9.1 and Section 9.2 with respect to claims resulting from the assertion of liability by third parties (“Third Party Claims”) shall be subject to the following terms and conditions:

(a)           Within 20 days (provided that failure to deliver notice within such 20 day period will not affect the indemnification rights of the party to be indemnified unless the indemnifying party’s position is materially prejudiced as a result of such failure) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

(b)           In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c)           Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(d)           The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

Section 9.4              Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in the Transaction Documents shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies.  All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 9.5              Remedies Exclusive.  The remedies provided in this Article shall be the exclusive rights and remedies available to one party against the other, either at law or in equity, except in the case of fraud.

Section 9.6             Offset.  Any and all amounts owing or to be paid by Parent to Securityholders, hereunder shall be subject to offset and reduction by any amounts that may be owing at any time by Securityholders to Parent in respect of any failure or breach of any representation, warranty or covenant of the Company or Securityholders under or in connection with the Transaction Documents with Parent or any transaction, as reasonably determined by Parent.

Section 9.7             Costs and Expenses.  Whether or not the Transactions are consummated, the Securityholders shall pay the fees and expenses of the Securityholders and the Company for negotiating and consummating the Transactions, including without limitation, the Company’s attorneys’ fees and expenses and accounting fees and expenses, and Parent shall pay the fees and expenses of Parent and Merger Sub for negotiating and consummating the Transactions, including without limitation, its attorney’s fees and expenses and accounting fees and expenses.

Section 9.8             Specific Performance.  The parties hereto acknowledge that a refusal by a party to consummate the Transactions will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult.  Therefore, each party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, seek specific performance of this Agreement, as well as injunctive relief.

ARTICLE X
Miscellaneous

Section 10.1            Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

Section 10.2            Assignment.  Neither this Agreement nor any right created hereby or in the other Transaction Documents shall be assignable by any party hereto.

Section 10.3            Parties In Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  Neither this Agreement nor any other Transaction Document shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 10.4           Entire Agreement.  The Transaction Documents constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10.5            Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 10.6           Survival of Representation and Warranties.  The representations and warranties contained herein shall survive the Closing and all statements contained in any other Transaction Document shall be deemed to have been representations and warranties by the Company and Serbin, Parent and Merger Sub, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing until August 1, 2011, except for representations and warranties with respect to Sections 3.1, 3.2, 3.4, 3.20, 3.26, 4.1, 4.4, 5.1 and 5.2 and any matter related to fraud, which shall survive the Closing until the running of any applicable statutes of limitation.

Section 10.7           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE.

Section 10.8            Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 10.9           Confidentiality; Publicity and Disclosures.  Each party shall keep the Transaction Documents and their terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the Transactions without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by any Legal Requirements, including the federal securities laws and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the Transactions.  The press release announcing the Transactions is set forth in Exhibit I.

Section 10.10         Notice.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service or sent by electronic submission to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to Parent:	Geos Communications, Inc. 430 N. Carroll Ave., Suite 120 Southlake, Texas 76092 Attn: Andrew L. Berman

With a copy to:	Richard F. Dahlson, Esq. Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202

If to the Company or Securityholders:	Jonathan Serbin 228 Mei Yuan Lu, Suite 820 Shanghai, PRC 200040

With a copy to:	Cliff Brandeis, Esq. Zukerman Gore Brandeis & Crossman, LLP 875 Third Avenue New York, New York 10022

Notice shall be deemed received (a) on the business day following the date on which it is deposited with a nationally recognized and reputable overnight courier service, (b) on the date on which it is delivered personally, (c) when sent by facsimile with confirmation of receipt received by sender, or (d) on the third business day following the date on which it is deposited in the U. S. mail.

Section 10.11         Counterparts.  This Agreement may be executed in one or more original, facsimile or electronic multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

GEOS COMMUNICATIONS, INC.

By:	/s/ Andrew L. Berman
Andrew L. Berman, Chief Executive Officer

DOU GUO ACQUISITION, INC.

By:	/s/ Andrew L. Berman
Andrew L. Berman, Chief Executive Officer

D MOBILE, INC.

By:	/s/ Jonathan Serbin
Jonathan Serbin, Chief Executive Officer

/s/ Jonathan Serbin
Jonathan Serbin

EXHIBIT A

DEFINITIONS

“2009 Company Audit” shall have the meaning set forth in Section 6.2.

“2009 Unaudited Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Accounts Receivable” shall have the meaning set forth in Section 3.10.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, including directors, officers or beneficial owners of any class of securities of such Person (or a relative of any of the foregoing).  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Balance Sheet” shall have the meaning set forth in Section 3.7(a)(ii).

“Business” means the physical or virtual aggregation/reselling of content to be downloaded to a fixed or wireless device..

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Closing” shall have the meaning set forth in Section 7.1.

“Closing Date” shall have the meaning set forth in Section 7.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commitment” and “Commitments” shall have the meaning set forth in Section 3.17.

“Company” shall have the meaning set forth in the Preamble.

 “Company Common Stock” shall mean the common stock, par value $0.001 per share of the Company.

“Company Common Stockholders” shall mean the holders of the Company Common Stock.

“Company Employees and Consultants” shall have the meaning set forth in Section 3.11(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.7.

“Company Note” shall have the meaning set forth in Section 2.6(d)Section 3.2(d).

“Company Option” shall mean options to purchase Company Common Stock that the Company agreed to issue under the Company Stock Plan.

“Company Option Holder” means the holders of Company Options.

“Company Other Benefit Obligation” shall mean an Other Benefit Obligation owed, adopted, or followed by the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates.

“Company Permits” shall have the meaning set forth in Section 3.21.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Plans” shall mean all Plans of which the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates is or was a Plan Sponsor, or to which the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates otherwise contributes or has contributed, or in which the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“Company Products” shall mean each and all of the products of the Company and each of its Subsidiaries (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Company or any of its Subsidiaries.

“Company Proprietary Rights” shall mean the Proprietary Rights of the Company and each of its Subsidiaries.

“Company Securities” shall have the meaning set forth in Section 2.6.

“Company Series A Preferred Stock” shall mean the Series A Senior Convertible Preferred Stock of the Company.

“Company Series A Preferred Stockholders” shall mean the holders of Company Series A Preferred Stock.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries.

“Company Warrants” shall mean the warrants that the Company agreed to issue to purchase shares of Company Common Stock.

“Company Warrant Holders” shall mean the holders of Company Warrants.

“Compensation Plans” shall have the meaning set forth in Section 3.11(b).

“Convertible Notes” shall have the meaning set forth in Section 3.2(d).

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Damages” shall have the meaning set forth in Section 9.1.

“DGCL” shall have the meaning set forth in the Recitals.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Policies and Procedures” shall have the meaning set forth in Section 3.11(c).

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” shall mean any Legal Requirements from a Governmental Body, now or hereafter in effect, relating to Hazardous Materials, Hazardous Activity, or protection of human health and the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to the Company or a Subsidiary, any other Person that, together with the Company or such Subsidiary, as applicable, is treated as a single employer under Code Section 414.

“ESOP” shall have the meaning given in Code Section 4975(e)(7).

“Exchange Act” shall have the meaning set forth in Section 5.6(a).

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and each of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“GAAP” shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis throughout the periods involved.

“Governmental Body” shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” shall mean the abatement, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, Threat of Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company or any of its Subsidiaries, or any other activity or occurrence that causes or would cause any such event to occur.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase or other acquisition, sale or grant of any right (including, without limitation, any put or call option or any combination thereof) with respect to any security or other instrument (other than a broad-based market basket or index) that includes, relates to or otherwise derives any significant part of its value from the Parent Common Stock.

“Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents or extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office or any other applicable Governmental Body.

“Knowledge” means as to an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i)  such individual is actually aware of such fact or other matter; or (ii)  a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirements” shall mean any national, federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, judgments, decrees, injunctions, order, constitution, law, licensing, permit, authorization or consent requirement, ordinance, principal of common law, regulation, statute or treaty.

“Material Adverse Effect” shall mean any change, event, occurrence or condition which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of the subject Person and its subsidiaries, taken as a whole.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.6.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multi-Employer Plan” shall mean the meaning given in ERISA Section 3(37)(A).

“Occupational Safety and Health Law” shall mean any Legal Requirements designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Other Benefit Obligations” shall mean all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean the common stock of Parent, no par value per share.

“Parent Financials” shall have the meaning set forth in Section 5.6(b).

“Parent Indemnitees” shall have the meaning set forth in Section 9.1.

“Parent Preferred Stock” shall have the meaning set forth in Section 2.6(a)(i).

“Parent SEC Reports” shall have the meaning set forth in Section 5.6(a)

“Patent Applications” shall mean all provisional or non-provisional patent applications, whether published or unpublished, filed in the United States Patent and Trademark Office or any other applicable Governmental Body, together with any reexamination proceedings, invention disclosures and records of invention.

“Patents” shall mean the Issued Patents and all Patent Applications.

“Pension Plan” shall have the meaning given in ERISA Section 3(2)(A).

“Person” shall mean any individual corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” shall have the meaning set forth in Section 3.14(b).

“PHL” shall mean Pypo Holdings (HK) Company Limited.

“PHL Note” shall mean that certain Convertible Note, dated as of October __, 2009, in the original principal amount of $294,118 and issued by the Company in favor of PHL.

“Plan” shall have the meaning set forth in Section 3(3) of ERISA.

“Plan Sponsor” shall have the meaning set forth in Section 3(16)(B) of ERISA.

“Preferred Stock Consideration” shall have the meaning set forth in Section 2.6(a)(i).

“Preferred Stock Designation” shall have the meaning set forth in Section 5.3.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights” shall mean any and all (a)(i) Patents, (ii) Trademarks, including without limitation, Registered Trademarks, (iii) Copyrights, including without limitation Registered Copyrights, (iv) Trade Secrets, (v) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

“Qualified Plan” shall mean any Plan that meets or purports to meet the requirements of Code Section 401(a).

“Real Property” shall have the meaning set forth in Section 3.14(a).

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, seeping, leaching, dumping, or other releasing into the Environment, or to allow, permit or suffer any of these acts or omissions, whether intentional or unintentional.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.2.

“Securityholders” shall mean the holders of securities of the Company.

“Securityholder Consent” shall have the meaning set forth in Section 7.3(h).

“Serbin Employment Agreement” shall have the meaning set forth in Section 7.3(f).

“Surviving Corporation” shall have the meaning set forth in Section 2.1(b).

“Tax” shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Commitment relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirements relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Third Party Claims” shall have the meaning set forth in Section 9.3.

“Threat of Release” shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

 “Title IV Plans” shall mean all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, names, domain names business names, trade names or other symbols as well as all goodwill associated with any of the foregoing.

“Transaction Documents” shall mean, collectively, this Agreement, Noncompetition Agreements, Employment Agreement, Lock-Up and Release Agreements, each other agreement, document and instrument required to be executed in accordance therewith and all exhibits, schedules, instrument or certificate contemplated hereby or thereby.

“Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents.

“Underlying Parent Common Stock” shall have the meaning set forth in Section 4.4.

“VEBA” shall mean a voluntary employees’ beneficiary association under Code Section 501(c)(9).

“Welfare Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“ZGBC” shall have the meaning set forth in Section 2.5

EXHIBIT B
COMPANY CAPITALIZATION; MERGER CONSIDERATION

See Attached.

EXHIBIT C
FORM OF PARENT WARRANTS

SEE ATTACHED

EXHIBIT D
PREFERRED STOCK DESIGNATION

SEE ATTACHED

EXHIBIT E
FORM OF SERBIN EMPLOYMENT AGREEMENT

SEE ATTACHED

EXHIBIT F
SECURITYHOLDER CONSENT

SEE ATTACHED

EXHIBIT G
OPTION REPURCHASE AND CANCELLATION AGREEMENT

SEE ATTACHED

EXHIBIT H
FORM OF LOCK UP AND RELEASE AGREEMENT

SEE ATTACHED

EXHIBIT I
PRESS RELEASE

SEE ATTACHED